Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

CHS - Q2 2009 Chico's FAS, Inc. Earnings Conference Call

Event Date/Time: Aug. 25. 2009 / 8:30AM ET

CORPORATE PARTICIPANTS
Bob Atkinson
Chico’s FAS, Inc. — VP, IR, Community Relations
Dave Dyer
Chico’s FAS, Inc. — President, CEO
Kent Kleeberger
Chico’s FAS, Inc. — EVP, CFO
CONFERENCE CALL PARTICIPANTS
Brian Tunick
JPMorgan — Analyst
Lorraine Hutchinson
BAS-ML — Analyst
Adrienne Tennant
Friedman Billings Ramsey — Analyst
Janet Kloppenburg
JJK Research — Analyst
Margaret Whitfield
Sterne Agee — Analyst
Kimberly Greenberger
Citigroup — Analyst
Tracy Kogan
Credit Suisse — Analyst
Stacy Pak
SP Research — Analyst
Tom Folanger
FIG — Analyst
Michelle Tan
Goldman Sachs — Analyst
Neely Tamminga
Piper Jaffray — Analyst
Jennifer Black
Jennifer Black and Associates — Analyst
Liz Dunn
Thomas Weisel — Analyst
David Berman
Berman Capital — Analyst
Jeff Black
Barclays Capital — Analyst
Robin Murchison
SunTrust — Analyst
Roxanne Meyer
UBS — Analyst
Liz Pierce
Roth Capital Partners — Analyst
Marni Shapiro
Retail Tracker — Analyst

Dana Telsey
Telsey Advisory Group — Analyst
PRESENTATION

Operator
Ladies and gentlemen, thank you for standing by and welcome to the quarterly earnings call with Bob Atkinson. You may begin your conference, sir.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR, Community Relations
Thanks. Good morning, everyone. Welcome to the Chico’s FAS second quarter earnings conference call and webcast. CEO Dave Dyer and CFO Kent Kleeberger are with me here at our Fort Myers headquarters. Before Dave begins his executive overview I would like to remind you of our Safe Harbor statement.
Certain statements in made this morning including without limitation statements addressing the beliefs, plans, estimates or expectations of the Company or future results or events constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended. Such forward-looking statements involve known or unknown risks including but not limited to general economic conditions and the conditions within the specialty retail industry. There can be no assurance that actual results, performance or achievements expressed or implied by such forward-looking statements will occur.
Please note users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, managements discussion and analysis in the Company’s latest annual report to shareholders, the Company’s filings on Form 8-K and other federal securities laws, for a description of other important factors that may affect the Company’s business results of operations, and financial conditions. The Company does not undertake or publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied by such statements will not be realized.
The Company reports its consolidated financial results in accordance with generally accepted accounting principles or GAAP. However to supplement these consolidated financial results, management believes that certain non-GAAP operating results which include noncash charges for impairments of select assets may provide a more meaningful measure on which to compare the Company’s results of operations between periods. The Company believes these non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of core operating results. A reconciliation of the second quarter and year-to-date earnings per diluted share on a GAAP basis to a non-GAAP basis is presented in a separate table within today’s earnings release. Please note it has been our recent practice to file an 8-K with the SEC that will include a transcript of today’s conference call and webcast. With that I will turn it over to Dave Dyer for his executive overview.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Thank you, Bob, and good morning, everyone. We are certainly pleased with our second quarter results. With our comparable store sales increase of 1.3%. We reversed a trend of 11 state quarterly, — 11 straight quarterly comp decreases. We delivered a 230 basis point improvement in gross margins, we reduced SG&A as a percentage of sales by 260 basis points, we have managed our inventories well and are building on the strength of our balance sheet. We are more than doubled our earnings per share from continuing operations. However, please we are with our second quarter results I assure you we are not satisfied. We know we still have a long way to go.
We have made tremendous progress within our four key initiatives especially regarding fixing the Chico’s brand. Cindy Murray and her design and merchandising teams have made the necessary constructions to the spring merchandise assortment all while simultaneously creating what we believe is the best fall line tat Chico’s has presented in many years. Fixing Chico’s not only involved merchandising but also included the need for more effective marketing. Under the creative direction of Lee Eisenberg and Rochelle Udell the recent catalogs have captured the spirit of the Chico’s customers and provided a crisp, clean, editorial presentation of the product.

Yesterday on the today’s show Chico’s launched its first television ad campaign since August of 2006. Again we believe that these spots capture the essence of our customer. Her confidence, her spirit and of course her good taste. The television ads will run through the end of October on network national cable program favored by women viewers. We are also augmenting the TV campaign with a print media campaign. Chico’s ads are currently running in the September issues of O and More and many other national periodicals, regarding our growth initiatives, White House/Black Market and Soma are both poised for growth. Both White House and Soma had positive comps for the quarter and we expect this momentum to carry forward into the fall season. With regard to growth in the second half of the year, the Chico’s FAS plans to open 19 new stores, expand two existing stores, and relocate four stores.
Another key objective is to grow our direct to consumer channel. During the quarter, Chico’s and White House/Black Market had market improvement in their direct to consumer businesses each having over a 50% increase in sales via that channel. I would also like to note the accomplishments of our COO, Jeff Jones and his distributions, logistics and IT teams. During the second quarter we moved our DTC operations into a new 300,000 square foot facility adjoining the store distribution center in Winder, Georgia. This will initially increase our daily order capacity, from 7500 orders to over 75,000 orders. Additionally the distribution team has initiated some skipping which ensures a maximum three day ground shipping from our Georgia facility to all our stores throughout the country.
I would also like to note that we have successfully implemented the SAP core systems and the JDA allocation system for our White House/Black Market brand. We are on schedule to implement the JDA allocation system for Soma in September. They’re already on SAP, and both the SAP core system and JD allocations for the Chico’s brand in November. Along with these core systems comes powerful intelligence business analytic tools to help determine a more precise merchandise, procurement and allocation.
Additionally we are piloting the JDA work force management system to more effectively schedule our store associates to be there when the customers are. We expect to roll the system out for most of our stores over the next few months. We will soon have broadband communications in every store which will greatly add our online communication with each store, and aid online training for our store associates. ATG software has been implemented for the DTC which givers more features on our websites and more efficient and effective systems to our customer service operators. In September, we will implement SAS tools for database analytics and management of our catalog and -mail distribution.
I am really very proud of the accomplishments of the Chico’s FAS team over the last eight months. Together we have made great progress but again there is much, much more to do. We remain focused on the job of returning our Company to exceptional operating results. Now I am going to turn it over to Kent for his financial overview.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
Thanks, Dave. Good morning, everyone. We believe the operating results for the second quarter illustrate our ability to drive higher merchandise margins with well controlled inventories, more effective marketing, and an increased emphasis on amazing personal service. We also believe we have made significant strides in improving our cost structure investing in infrastructure to support future growth and improved asset management throughout the organization. But there’s still much work to be done in order to achieve operating results that are closer to 2005 and 2006 performances.
Total net sales for the second quarter 2009 increased 3.6% over the comparable period to $419.9 million. Total net sales for stores increased by more than 2% driven by a 1.3% comparable store sales increase, while our direct to consumer or DTC sales increased by 46% on top of the 37% increase achieved in first quarter. The combined comp for Chico’s and Soma Intimate brands was plus 0.4.% while White/Black delivered an increase of 3.7%.
Gross margin expressed as a rate of net sales increased 230 basis points to 55%. The increase was primarily attributable to a higher merchandise margin resulting from a significantly lower mark down rate at the Chico’s brand, and to a lesser degree higher initial mark up for both the Chico’s and White House/Black Market brands. The Chico’s brand gross margin also benefited from higher margins at their outlet stores as a result of greater penetration of the successful made for outlet product additions by Chico’s, which carries a higher margin than the typical clearance product received from front line stores. The higher merchandise margin was partially offset by an investment in merchandise personnel, which includes the ramp up of our planning and allocation functions that support new inventory initiatives and systems applications.
On a GAAP basis, selling, general and administrative expenses increased from $205.5 million in the second quarter to $207 million in the quarter. This am includes $5 million in noncash impairment charges that I will describe in a moment. Excluding the noncash $5 million charge SG&A decreased $3.4 million or 260 basis points compared to the second quarter of 2008. The lower SG&A is attributable to expense reduction measures implemented over the past 15 months, partially offset by the accrual for performance based compensation based on improved year-to-date results which amounted to $4 million or approximately $0.015 per share for the quarter.
Of the 260 basis point reduction in SG&A, 210 basis points equated to $2.8 million is attributable to reductions in store operating expenses. Store operations saw reductions in payroll expenses, supplies, and shipping costs and over $600,000 in rent concessions during the quarter. Coincidentally marketing expense in the quarter decreased more than $600,000 compared to a year ago, primarily because of reduced direct mail advertising.
You may recall from first quarter that we have planned to reduce marketing expense in the first half of 2009 in order to fund what was expected to be an increased marketing effort in the second half of the year including the campaigns at Chico’s and White/Black that Dave has described. While we have planned an overall reduction in marketing expense of about 5% for the year we had also planned for a disproportionate amount of the savings to come in the first half. The income statement shows year-to-date marketing down $5.6 million or 14%. Shared services expense which includes the corporate level and store support functions including IT was flat to second quarter last year. Again, including an ‘09 expenses of approximately $4 million in incremental performance-based compensation over last year.
Regarding the impairment charges totaling $5 million pretax, about $1.2 million of the pretax impairment is related to underperforming stores as a result of our ongoing analysis in order to upgrade from stores portfolio. The remaining $3.8 million of the $5 million impairment related to to the write down of a note receivable on real property in Fort Myers not connected to the business operations. Two years ago, the Company sold the land and took a note receivable secured by a purchase money mortgage. Today the obligator is unable to pay off the note and related interest as originally agreed. Thus we conducted an evaluation of the underlying land value and decided to write down the note by $3.8 million reclassified the note to other long term assets. We expect to take title of the property sometime during the third quarter. Additionally, the accrued interest foregone on the note is netted against our interest income on the statement of income for the 2009 periods, resulting in net interest expense for the second quarter. We expect the annual holding cost for the land until it is sold to be nominal.
The Company’s effective tax rate for the latest quarter was 37.9% compared to an effective tax rate of 31% for the 2008 period. The increase in the current period tax rate was due primarily to a greater level of pretax income, a reduction in the benefit recognized for tax exempt interest income and reduced charitable donations of inventory. Completing then the look at the income statement on a GAAP basis, net income for the ‘09 second quarter more than doubled to $14.9 million or $0.08 per share compared to $6.7 million or $0.04 per share for the like period. However, on the non-GAAP basis, which excludes impairment charges, net income was $18 million or $0.10 per diluted share. The earnings improvement came from higher net sales, improved gross margin rate, and lower SG&A partially offset by lower interest income and higher income tax rate compared to the prior year.
Looking at the balance sheet, cash and marketable securities as of August 1, totaled $377.5 million reflecting more than $108 million increase in cash from the end of the prior fiscal year, and nearly $100 million increase over the end of second quarter 2008. We are continuing to forecast modest additional free cash flow for the remainder of 2009. We continue to tightly manage our inventories particularly within the Chico’s brand while maintaining an appropriate level of in store merchandise and product assortment to support sales. Total inventory at the end of second quarter was $50 per selling square foot reflecting a decrease of approximately 10% from the $56 at the end of second quarter last year.
Quarter end inventories for the Chico’s brand decreased by 5% per square foot which about $5 million of incremental in transit. Excluding that amount the Chico’s brand inventory would be down over 10% per square foot at cost versus second quarter last year. Quarter end inventories for White/Black decreased approximately 18% per square foot compared to the prior year. We also improved our accounts payable leverage by approximately 17.5% to 63.6% as the end of the second quarter 2009 versus last year. From cash flow perspective, depreciation and amortization approximated $48.6 million year-to-date, we expect D&A to drop to about 45 million to $46 million for the second half.
Our capital expenditures for the 26 weeks end August 1, approximated $36.2 million versus $69.5 million for the like period last year. Cost associates with systems upgrade and new software implementations approximated $16.3 million. The purchase of the land and building in connection with the expansion of our distribution center in Winder, Georgia was about $10.5 million. Other miscellaneous CapEx which includes some improvements related to our headquarters accounted for about $2 million with the balance or $7.5 million representing amounts attributable to new stores and relocations.
Looking at the third quarter 2009, while not providing specific earnings guidance we are operating under these assumption. We believe that the retail environment while recently showing some signs of improvement remains uncertain as we anniversary the collapse of the financial markets in mid September 2008. Accordingly we are planning the Chico’s FAS comp store sales to be low single digit positive in the third quarter, which should compare favorably to the 13.4% decrease for third quarter 2008. We are targeting DTC sales to increase at a rate similar to that for the first six months of 2009 or about 40%. We expect gross margin improvement will come from a combination of higher sales and IMU coupled with lower mark downs resulting from ongoing control of our inventories.
SG&A will continue to reflect the cost savings measures taken over the past 15 months but those savings will likely be offset in the third quarter by increasing marketing expense and accruals for performance based compensation. We look for third quarter marketing expense to increase by at least 4 million to $5 million above the $26 million expended last year. So total SG&A dollars are expected to be up in third quarter. We think interest income will decline year over year reflecting the comparative drop in interest rates despite having more cash invested. Further our tax rate should remain in the 37 to 38% range. With that I will turn it over to Bob to introduce the Q&A portion of the call.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR, Community Relations
Thank, Kent. Before Cynthia gives us the procedure for queueing for question I would ask each questioner limit themselves to one question and one follow up. We will be better able to accommodate as many questioners as time permits. You are welcome to get back in the queue in the same manner you did originally.. How many security analysts indicate a question?
QUESTION AND ANSWER

Operator
(Operator Instructions) Your first question today comes from the line of Brian Tunic with JPMorgan.

Brian Tunick - JPMorgan — Analyst
Hi. Thanks. Congrats, guys. Just wanted to know maybe some more color on the comp metrics maybe at both divisions, what categories at Chico’s were responsible for the big comp improvement and how inventories in line with them?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
You wanted comp metrics and color on inventory. Let’s talk about the color on the inventory performance first. In the Chico’s brand, we saw exceptionally good performance relative to the nonapparel side, and the accessories category is doing extremely well. We also saw some nice performance in denim as well as the jacket category including denim jackets and vests, and also activewear continues to remain a hot category. Typically, Brian our inventory investment pretty much coincides with the performance of those, of those categories.
From a metrics perspective, we had some significant increase in the average unit retail for the Chico’s brand. And transactions per average store was down about roughly around 5%, in the White House/Black Market business, we had average unit retail is about flat with last year. But units per transaction were up as were transactions per average store.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR, Community Relations
Next question, please, Cynthia?

Operator
Your next question comes from the line of Lorraine Hutchinson with Banc of America.

Lorraine Hutchinson - BAS-ML — Analyst
Thank you. Good morning. Was just looking for some color on how you’re planning inventory going into the back half given the positive sales outlook but also some of the efficiencies that you have been able to generate through your planning and allocation system. How should we expect to see inventories in the third and fourth quarters?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
Well, we think there still exists significant opportunities to manage our inventory levels better. So we are planning inventories to be down on a per square foot basis for both the November deal and in the February 2010 beginning of month.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
And I think the systems will help us as we move forward but there is a learning curve as we go through them. They are very rich with features and different ways that we can, can use them to allocate and procure more effectively. But there is again a big learning curve as we go through it. So I don’t think you are going to see anything immediate, I would look to it more for the results to be seen probably next spring and certainly next fall.

Lorraine Hutchinson - BAS-ML — Analyst
Thank you.

Operator
Your next question comes from the line of Adrienne Tennant with Friedman Billings Ramsey.

Adrienne Tennant - Friedman Billings Ramsey — Analyst
Good morning, everyone, and congratulations on the quarter and your return to positive comps.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Thank you.

Adrienne Tennant - Friedman Billings Ramsey — Analyst
My question is on the more recent catalog drop, there has been a significant change in the way that they look. So I was wondering if you can talk to us a little bit about the predictability of the response rate on the newer catalogs, the July and the August drops, and have you kind of been able to return to kind of your historical predictability and response rates? Thank you.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
I would say the customer has embraced the changes we have made in the catalog drop. We talked about from the quarter we saw our sales improve as we got into July and the July period we had early fall our mailing which really drove a lot of the full price sales in that quarter. Not only have we seen it in the business but in the way that we measure customers and listening to the customer through customer panels and research that we have done. We have seen a great reaction, people feel that Chico’s is back, it is where it was but perfect for today. The customers are engaged and excited and are voting with their pocketbooks.

Adrienne Tennant - Friedman Billings Ramsey — Analyst
Great. Thank you very much and good luck in the back half.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Thanks.

Operator
Your next question cops from the line of Janet Kloppenburg with JJK Research.

Janet Kloppenburg - JJK Research — Analyst
Congratulations on a nice quarter. I was wondering if you could discuss the opportunity for IMU improvement at both Chico’s and White House/Black Market as we work through the second half and also the outlook for next year? I don’t know if Cindy has had an opportunity to take advantage of some of the lower r cost opportunities we are hearing about from other specialty retailers. Thanks.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Well, Janet, I think the fall season at this point is pretty much bought. The IMU improvement that we have baked into our projections is real. On the other hand, I think that I am more interested in on the go forward basis. We have significant opportunities and sourcing on the go forward basis. We are basically putting a plan in place to take a look at the sourcing side of our business, where we can really control the piece goods in a more efficient and cost effective manner. We are also looking at opportunities to both change some country of origins around. We have said before we have too much penetration in our business from China. We like to move some of that business around, perhaps in Sri Lanka, India, Indonesia, places like that, and then our FOB business where we are basically the importer of record is underpenetrated not only can we do more FOB business but we are also interested in increase and doing more factory direct. So, that’s more of a longer term time horizon we will start implementing late this fall.

Janet Kloppenburg - JJK Research — Analyst
The affect will take how long?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
I’m sorry?

Janet Kloppenburg - JJK Research — Analyst
How long will it be before we see the benefits of that program?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
I expect to see some of that benefit in 2010.

Janet Kloppenburg - JJK Research — Analyst
In the first half?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Second half.

Janet Kloppenburg - JJK Research — Analyst
Thanks very much.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Thanks, Janet. Who’s next, please?

Operator
Your next question comes from the line of Margaret Whitfield with Sterne Agee.

Margaret Whitfield - Sterne Agee — Analyst
I was curious what the initial response to your fall lines were at Chico’s? I know you had two incremental promotions here in August and if you can provide us with our expectations by the three major brands for Q3, are they all expect today be up low single digits? Thanks.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
We don’t give guidance for Q3 but let’s just say that the momentum from the second quarter has carried into fall and we certainly are hopeful that we will continue positive comps for all brands.

Margaret Whitfield - Sterne Agee — Analyst
Thank you.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR, Community Relations
Thank you, Margaret. Cynthia?

Operator
Your next line comes from Kimberly Greenberger with Citigroup.

Kimberly Greenberger - Citigroup — Analyst
Good morning.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Morning.

Kimberly Greenberger - Citigroup — Analyst
It seems to me that you are pleasantly surprised by the strength of our business through July. Obviously it’s a different from the outlook that you had issued at the end of June. I am wondering if you can comment on whether you’re expecting that momentum to slow down in the third quarter because your comp guidance would just seem to be a bit conservative.

Dave Dyer - Chico’s FAS, Inc. — President, CEO

Well, when we are going through a period of course correction, Kimberly, there’s really a high degree of uncertainty and the predictability becomes very difficult. While we are encouraged with the momentum from July that continued into August we think there’s also opportunity in September, especially when the markets crashed if you will in the latter half of September, but from where we have been and where we are headed I think it pays to be conservative in our outlook for now because we don’t want to get ahead of ourselves.

Kimberly Greenberger - Citigroup — Analyst
Thank you. Good luck.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Thank you.

Operator
Your next question comes from Tracy with Credit Suisse.

Tracy Kogan - Credit Suisse — Analyst
Thanks. Good morning. Two question, first if you could talk a little more about the Soma stores within the Chico stores and what the overall productivity of those stores is? And then secondly if you could just remind us of how much merchandise is still shipped via air freight and where that number can go? Thanks.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
The air freight number is actually very small. One of the things that we have done both incoming and outgoing, obviously where we have trends that are happening or particular items that need to go by air from either the Far East to the States or from the distribution center to the stores, we would use it but I would say that there’s probably less than 30% air coming in from overseas about 70% is coming in by boat. The other thing is we have just implemented in our distribution center through a zone skipping methods to deliver every store in the country within three days, via ground shipping which actually when you think about it is probably a day longer for some of the West Coast stores than they would get by air. So, we really working on getting back to very, very quick delivery from our DC to the stores, and managing the categories and items that need to be aired specifically and articulately as they come in from the, from the Far East. So we don’t overspend in air freight. There was another question in there somewhere, too I think.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
The question was how our sister stores performing, Soma inside Chico’s. I would have to caution you and say we really only have a couple of data points right now and it is early in the process. But the take away that we’re seeing so far it is probably in the range of 20 to 25% incremental volumes.

Tracy Kogan - Credit Suisse — Analyst
How many of those do you plan on putting in this year?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
It’s a moving target. I’d say less than a handful for the balance of the year and next year, somewhere in the neighborhood of 6 to 10.

Tracy Kogan - Credit Suisse — Analyst

Thank you. Good luck.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR, Community Relations
Thanks, Tracy. Cynthia, next question.

Operator
Your next question comes from the line of Stacy Pak with SP Research.

Stacy Pak - SP Research — Analyst
Thanks. Can you just tell us what the, what the occupancy deleverage was or leverage, whatever, in Q2 and thoughts there for the back half? And also, can you talk about floor operating expenses and just kind of quantify the potential opportunity there going forward? And I’m talking about beyond Q3 and Q4 into ‘10?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
Sure. On the occupancy line, as a rate of sales it went down versus last year, the dollars were almost flat, which is kind of surprising with — we still added a few new stores and some carry-over from the expense stores that were added in 2008 and the thing that we are especially pleased about is the work that the real estate team has done in trying to get some concessions as well as doing some concessions as well as in cooperation with our field organization doing some cotenancy enforcement and getting rent reduce there.
In terms of the operating cost structure, we believe there’s still a good $50 million at least to take out of it. I think the predominant portion of that is going to be in the stores area and we are not going to get it by arbitrarily reducing hours. Right now we have put in a few initiatives in order to bring the rate per hour down at various levels within the organization. We have adjusted new hire rates. We are taking a look at the management structures within the store. We think we are a little heavy in terms of the manager and assistant manager level, we’re trying to get something a little closer to more toward the hourly side if you will. And thereby a lower rate per hour. But I think that there’s a significant amount of opportunities for increased efficiency that we are looking at both in terms of product flow and systems. So, we think $50 million over the next 18 months or so is very doable.

Stacy Pak - SP Research — Analyst
Thank you.

Operator
Your next question comes from [Tom Folanger] with FIG.

Tom Folanger - FIG — Analyst
Thank you. I’d like to add my congratulations as well. Fantastic job. Recognizing that you only had one day since the launch of the Chico’s TV campaign which looks phenomenal. And given Kent’s comments that marketing spend, I think Kent you said it was up 4 million to $5 million in the third quarter Can we look forward to the holiday TV campaign and can you give us some guidance on the fall holiday catalog circulation either compared to prior year levels or the first half? Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO

Well, let’s just first talk about the TV campaign. Yes, we are considering and we’ll most likely add a small television campaign for the fourth quarter which would probably go from the time this one ends up until Thanksgiving. We have increased our prospecting for the fall with our catalogs, and are really going after new customers and circulation I think is — we’re really focusing on the reactivation and the exact numbers of circulation similar to last year.

Tom Folanger - FIG — Analyst
Yes.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
But I think it’s more on prospecting.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
In the first part of spring our circulation was down, we bent back and revisited that, we put more money into reactivation and then in the fall season we’re going to be putting more money into prospects.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
But I would say the early reaction from television on the Today Show yesterday only, from what we saw not only in online, but what we saw with our phone centers was overwhelming yesterday. So one day doesn’t make a trend or a forecast. But it certainly was encouraging to see our customers were responding and reacting strongly to our fresh creative.

Tom Folanger - FIG — Analyst
Kudos again. Great job.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Thanks, Tom.

Operator
Your next question comes from Michelle Tan with Goldman Sachs.

Michelle Tan - Goldman Sachs — Analyst
Great. Thanks. I was wondering if you can talk about the mark down rate in the fourth quarter, it has been very high for the past several years versus the norm in the rest of the year, it seems like a lot of the opportunity in getting back to historical profitability is getting that fourth quarter mark down rate back in line. I was wondering if you could give us any color on how to think about the time frame of getting there. To how far we can potentially get this year, next year, and any hurdles to clawing that back to a much more normal rate.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
Well, I would prefer not to disclose what the mark down rate was in fourth quarter for the last two years because it would be embarrassing. We were basically very much focused on trying to reduce inventory levels not only closer to trend but below trend if you will, and I look back on the fourth quarter 2007 where the merchandise and we delivered a negative 17. So you have 22 points of comp to take care of and it is not like it is fine wine, it gets better with age. So we really took significant mark downs in 2007 and quite honestly 2008. We just bit the bullet because we focused on starting 2009 as clean as we possibly could and so we took significant mark downs so I think you will see.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
I would just say as we said on previous calls our goal in the fourth quarter is not to lose money. We want to reduce the trend of the last several years.

Michelle Tan - Goldman Sachs — Analyst
Great. Thanks and good luck.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR, Community Relations
Thanks Michelle.

Operator
Your next question comes from Neely Tamminga with Piper Jaffray.

Neely Tamminga - Piper Jaffray — Analyst
Great. Just one clarification and then a question, just trying to reconcile Dave’s earlier comments. Is the Chico’s brand comping positive in August because there’s an indication that Soma and White House continues to carry the positive momentum but Chico’s is not included in that original commentary and then just if I can, the real question, occupancy leverage in the second half, are you expecting it or can, was what we saw with the concessions similar to a one time offset in Q2 and we should continue to expect the deleverage on occupancy?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Let me make it clear, to date Chico’s is comping positive in the month of August as are the other two brands.

Neely Tamminga - Piper Jaffray — Analyst
Thank you.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Kent.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
Yes, we are expecting to see occupancy rate decrease into the balance of the year.

Neely Tamminga - Piper Jaffray — Analyst
Thank you.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR, Community Relations

Cynthia, next question, please.

Operator
Your next question comes from Jennifer Black with Jennifer Black and Associates.

Jennifer Black - Jennifer Black and Associates — Analyst
Let me add my congratulations. I wondered if you could talk about (inaudible) as a category, what sales are you getting more traction in, you have some leather jackets at close to $100 is it leather, is it zebra, is it denim, is it a boyfriend jacket? I just wondered if there was price point sensitivity at any price point? Thank you.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
I don’t think we’ve seen a price point sensitivity yet. Really our customers are responding to fashion and we were always known for novelty jackets and accessories, and those have been two categories that we have really concentrated on as we moved into fall, and the interesting thing is the more fashion we give her, the more she wants. There have been not too many misses, I would say, if you’ve got the most recent catalog which we call the jacket issue, we certainly are having great response to all of our jackets. We’ve had response to denim, we’ve had response to the leathers, to the animal, we’ve had response to vest, so all those classifications are working for us.

Jennifer Black - Jennifer Black and Associates — Analyst
As a follow up, can you talk any more about denim, you have done an amazing job with your denim. How much more do you think you can do?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
A lot more and I wish I had more on hand right now.

Jennifer Black - Jennifer Black and Associates — Analyst
Okay. Good luck. You are doing a great job.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR, Community Relations
Thank you, Jennifer, next question, please.

Operator
Your next question comes from Liz Dunn with Thomas Weisel.

Liz Dunn - Thomas Weisel — Analyst
Let me add my congratulations. Most of my questions have been answered. Can you update us on — talk about use of cash, you seem to be stockpiling quite a bit, clearly you want to have some cushion, but what are your thoughts about what you will do with all that cash?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO

Right now I think for the near term we are just going quite honestly horde it. We don’t have any plans for repurchase, it doesn’t make sense to even entertain the idea of a small tuck in acquisition right knew. We are still in a break mode and trying to drive efficiencies distraction, and maybe down the road take a look at something that’s in line with what currently in our fleet of brands.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
I will tell you that it is regularly discussed by the Board and we are on top of what our best use of capital would be. I would say that we believe that there’s certainly a lot of growth as we said before in our White House and Soma brands, and in the repositioning of some of our stores at Chico’s. That’s one use, and as we get down the road we probably would be looking for another growth vehicle so we will are ongoing, but we are very conservative and like being in the position right now of having no debt and lots of cash it gives us the ability to really react to our business and react to market trends. We think more forcefully and aggressively than others.

Liz Dunn - Thomas Weisel — Analyst
Do you think if we were to fast forward a couple of years and the environment is better, hopefully, would we see a reacceleration of CapEx to the $200 plus million range or is that probably—?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
I hope not. I don’t think so.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
I think the business grew too fast and that’s where we got in trouble. I think we are first of all, if you have a aggressive appetite you play right in developers hands and really don’t get the — as great of economics. So we are going to be very meticulous and thoughtful in terms of our store growth.

Liz Dunn - Thomas Weisel — Analyst
Okay. Great.

Operator
Your next question is from David Berman with Berman Capital.

David Berman - Berman Capital — Analyst
Hi guys. The question question one thing I noticed is pay load is up about 28%. I was wondering if that is changing terms or just very current and relatedly, your margins are set by continuous emissions of payroll (inaudible — highly accented language) for planning and I was wondering since you had such a big improvement in inventories if you can talk about and helped get all of this done?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
That was a lot, David. From the inventory payables, it is really two things. We have been getting better terms with some of our suppliers, and so there’s a little bit of that that is happening but I think the other thing you see seized upon is that if your inventories are down and less carry-over and more current then you would expect payables to be higher. On the merchandising side of the business, the most significant item that comes to mind right now is really on the planning and allocation side of the business, we’ve made investments across all three businesses really because I think we were first of all underinvested. Secondarily, when we learned a few years back when we tried to put SAP and Soma, we didn’t appropriately staff up. With the opportunities and not just about putting in a software application for planning and allocations, also basically looking at additional methodology, additional metrics, intelligent clustering, all of these take an investment in human capital in order to figure these strategies out so the planning and allocation teams have really received the bulk of the investment and then of course we have been putting upgrading talent in some of the merchandising organizations and in addition to that, we have also invested in design in some of the organizations as well.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR, Community Relations
Next question, please, Cynthia.

Operator
Your next question comes from the line of Jeff Black with Barclays Capital.

Jennifer Black - Jennifer Black and Associates — Analyst
Thanks. If we have a flat SG&A dollar growth in 3Q that’s going to imply, it would 30 to 40 for more anything reduction in 4Q. First, are we on track for the 30 to 40? Second as you guys look at the base, is the 35 to 40 closures over the next three years the correct number or do you think we need to go deeper, can go deeper on that? Thanks.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
I think that we are still on track for the 30 to 40, we’re actually going after the next 50 to be honest. In terms of store closures, I think 35 is probably about right because when we embarked on store by store reviews in first quarter, for Chico’s and White House and in May for the Soma, we really looked at a three year outlook because we had a, you may recall, some of you that we had 320 leases that were coming up for renewal over the next three years. So we think we have been very aggressive. In fact, we have even earmarked some stores that are even marginally profitable where we don’t think we can move the top line to close. Going through the four wall contribution reports for the brands and the number of stores that have a four-wall contribution continues to decrease for each of the brands. I believe that in Chico’s’s case it is probably, I think it is under 20 now, it used to be like 25 or 30, and White House it is less than 15. So, we’ve been making a lot of progress on the underperforming stores. But I think roughly 35 or so is probably the right number on a go forward basis each year to close.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR, Community Relations
Next question, Cynthia.

Operator
Your next question comes from Robin Murchison with SunTrust.

Robin Murchison - SunTrust — Analyst
I wanted to ask you about jewelry, Cindy made a big presentation and emphasis with jewelry during the June meeting, analysts meeting, I just wonder if you can update us on that as a category. I see ton web where this SKUs are specially priced right now so it looks like you’re making a big push with it. But margins in that category and then percentage wise, if it is growing if you expect it to trip up as a percent of total mix and then regarding the fourth quarter, holiday business, if there are any changes in your approach to the holiday business understanding that the fourth quarter is usually pretty similar to the other quarters in terms of revenues but if you’re planning anything special in terms of trying to ramp up December? Thanks very much.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Well, just a little bit about the categories, the two categories we have traditionally been known for have been novelty jackets and accessory. We had let the penetration of accessories go a lot lower than it should be for our business. What you saw and what you are seeing in the stores is a reinvigoration of the accessories trend. We are now probably 13% penetration of accessories. We think we can be 15% and higher as we move forward in the year. So we believe there’s a lot of run for accessory growth, again, some of the new things, the big bold jewelry that we’re doing, what you’re seeing in the advertising, the customers are again voting with their pocketbook. We feel very good about. I think also a little bit, you asked about the fourth quarter. This is a very unusual Company for me.
I have never seen a Company that has its smallest — apparel Company that has the smallest quarter as the fourth quarter. And is we are have analyzed and looked and I don’t think, we don’t accept it but we do acknowledge it has been the smallest quarter and I think what you are going to see in fourth quarter is we’re going to try to do marketing that makes us more giftable and I think you will see accessories as the star.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR, Community Relations
Next question, please, Cynthia.

Operator
Your next question comes from Roxanne Meyer with UBS.

Roxanne Meyer - UBS — Analyst
Thanks. Let me add my congratulations. Just on the payroll in the gross margin that is allocated for planning and allocation, are you able to quantify the impact that had to your gross margin and what you are expecting that to weigh down the gross margin going forward?

Bob Atkinson - Chico’s FAS, Inc. — VP, IR, Community Relations
I think overall, it is just planning and allocation isn’t as significant on a go forward basis, but if you look at what the trends have been for our business, from a merchandising payroll perspective, we have been investing something in the order of magnitude of maybe 30 basis points or so.

Roxanne Meyer - UBS — Analyst
Great. As a follow up you are benefiting from lower mark downs but obviously the environment is tough and in your catalogs you do still have the coupons, the $25 off a $50 purchase. I am wondering over the longer term what your strategy is, as it relates to couponing and how important that’s going to be and whether you think it is going to stay at historical levels or whether there’s an opportunity to reduce it and how you are thinking about that?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
We think there’s an opportunity to reduce our dependency on coupons. We have seen it in several businesses where we are not — for instance White/Black where we have not anniversaried some events. We are also able to do smaller percentages or dollars off of our coupons. So we are doing both and again, while I think that they’re important part, I think that we can manage them better and more effectively. When you have the right product, you don’t have to give it away.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR, Community Relations
Next question please Cynthia.

Operator
Next question is from Liz Pierce with Roth Capital Partners.

Liz Pierce - Roth Capital Partners — Analyst
Thank you. I will add my congratulations. Most of my questions have been asked and answered. But just on the outline, how much is now made specifically for the outlet?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
We are targeting by the end of fall the to be somewhere in the neighborhood of 60%, Liz.

Liz Pierce - Roth Capital Partners — Analyst
50%. In terms of your — when you talked about more direct are you talking about joint venture, with the agents? Similar to what we’ve seen with other retailers where you are partnering with them.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
I wouldn’t necessarily say a joint venture although recently we have reached out the William E. Connor and they’re going to help us in addition to lining up some factories from a sourcing perspective as most agents/middlemen do. We are going to have them help us in our quality inspection overseas. So by adding the Q/A component oversea, that way we can be a little more preventive as opposed to detective when it hits our distribution center and then we can’t react.

Liz Pierce - Roth Capital Partners — Analyst
Thanks.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR, Community Relations
Thank you, Liz. Next question, please.

Operator
Your next question comes from the line of Marni Shapiro with Retail Tracker.

Marni Shapiro - Retail Tracker — Analyst
Hey guy, just under the wire. Congratulations and thank you. My questions are all the direct marketing, just a clarification on the direct business, you said that you took down the number pretty significantly and probably too deep. Was that within any segment specifically, prospecting or also to your list and was it mailing, and also e-mailing? And then if you can also, just following up on that, are you e-mailing and mailing to lapse shoppers and seeing them come back into the store, just a little color around all of that?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Yes, we are mailing and e-mailing to lapse customers and we think that with the new assortment a lot of people that we have lost is probably one of our greatest opportunities to bring them back and to excite them with a product again. We did I would say over the past year or so cut out a lot of the prospecting, which when you cut prospecting out it is kind of a short term gain, and because you really depend on the new customers coming into the brand to continue to populate your customer file, I guess reactivation is plus 6.8%, Kent is that (inaudible)—?.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO

Yes. We looked at the results in terms of the first quarter and we are seeing a significant lift in the number of reactivated customers that are coming into the store or on DTC and contributing to the overall sales number. So I think that, it is a strategy that we’ll do to try to — some of the customers from a merchandise selection, may have disappointed over the last two and a half years or so to go back there because we do know it is a very loyal customer and we are going to try to woo her back.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Not only we put in new software, we put in additional staff, and actually have a gentlemen from Land’s End and LL Bean who is now heading our database management and he certainly knows how to prospect.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR, Community Relations
Next question, please.

Operator
Your next question comes from Dana Telsey with Telsey Advisory Group.

Dana Telsey - Telsey Advisory Group — Analyst
Good morning, everyone. Congratulations. Can you please chat at all about IMU by division, how do you see that opportunity whether it’s White House/Black Market, or Chico’s or Soma, is it changing and how are product costs playing a part in that? Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO
I think there’s opportunity in IMU across all businesses. I think that, or at least when I first arrived on the Chico’s scene, a lot of people were asking about the White House/Black Market because they were below Chico’s and I believe the White House brand is positioned not only catch up to Chico’s, they could could quite easily surpass them from IMU. Soma is really, it is one of leveraging. I mean it is a small business, we currently have about 75 stores, and obviously in the purchasing game and production runs especially in the foundations area, you need to buy a lot of hits and so when you are only ordering minimum quantities there’s a significant portion of your costs that’s in development. Over time as you ramp up in terms of volume it drives the cost per unit down. Soma probably has the biggest opportunity.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR, Community Relations
We’ll take one more question, please.

Operator
Your final question comes from Janet Kloppenburg with JJK Research.

Janet Kloppenburg - JJK Research — Analyst
I just wondered if you guys could talk, it sounds like the White House/Black Market inventories are pretty light. Maybe there’s a comparison I am forgetting about from last year but it sounded like they were down more than I expected them to be. If you can just discuss that? Thank you.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Well, Janet, first of all, I don’t know how you got on the line the second time, but that’s okay. Actually, what happened last.

Janet Kloppenburg - JJK Research — Analyst
I just hit the button as before—.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
I am just kidding with you. Actually, last year we were probably a little overbought in White House/Black Market going in the third quarter. The, we took some pretty significant mark downs. So I wouldn’t be quite as alarmed about being down 17 or 18% because we had too much inventory last year.

Janet Kloppenburg - JJK Research — Analyst
Okay. Great. Thanks so much.

Bob Atkinson - Chico’s FAS, Inc. — VP, IR, Community Relations
Thank you, all. Please note that Kent and I will be participating in the Goldman Sachs retailing conference on Wednesday, September 9, in New York. Also we have moved up the date of the third quarter sales and earnings release to Wednesday, November 18, with a conference call planned for 8:30 a.m. Eastern time that day. Thank you all for joining us this morning. We appreciate your continuing interest in Chico’s FAS.

Operator
Ladies and gentlemen, this concludes today’s conference. You may now disconnect.

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